Exhibit 21.1


           SUBSIDIARIES OF WAUSAU-MOSINEE PAPER CORPORATION(dagger)


1.    Rhinelander Paper Company, Inc., a Wisconsin corporation

2.    Wausau-Mosinee International, Inc., a U.S. Virgin Islands corporation

3.    Wausau Papers of New Hampshire, Inc., a Delaware corporation

4.    Wausau Papers Otis Mill Inc., a Delaware corporation

5.    Mosinee Paper Corporation, a Wisconsin corporation

      Subsidiaries of Mosinee Paper Corporation:

            (a)   The Sorg Paper Company, an Ohio corporation

                  (i)   The Middletown Hydraulic Company, an Ohio corporation

            (b)   Mosinee Holdings, Inc., a Wisconsin corporation

            (c)   Bay West Paper Corporation, a Wisconsin corporation

      (dagger)Each subsidiary is wholly-owned.